Exhibit 35.2
SERVICER COMPLIANCE STATEMENT FOR
KEYCORP STUDENT LOAN TRUST 2006-A
KeyCorp Student Loan Trust 2006-A
c/o The Bank of New York (Delaware)
White Clay Center, Route 273
Newark, DE 19711
Attn: Corporate Trust
In connection with the Annual Report on Form 10-K of KeyCorp Student Loan Trust 2006-A (the “Trust”) for the fiscal year ended December 31, 2006 and pursuant to Item 1123 of Regulation AB of the Securities and Exchange Commission, the undersigned, a duly authorized officer of Great Lakes Educational Loan Services, Inc. (the “Subservicer”), does hereby certify and represent as follows:
1.	A review of the activities and performance of the Subservicer under the Subservicing Agreement, dated as of December 1, 2006, between the Subservicer and KeyBank National Association, as Master Servicer (the “Servicing Agreement”), for the period from December 7, 2006 (the date of issuance of asset-backed securities by the KeyCorp Student Loan Trust 2006-A) through December 31, 2006 (the “Reporting Period”) has been made under the supervision of the undersigned; and

2.	To the best knowledge of the undersigned, based on such review, the Subservicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Reporting Period.
IN WITNESS WHEREOF, the undersigned has executed this Servicer Compliance Statement as of March 13, 2007.

GREAT LAKES EDUCATIONAL LOAN SERVICES, INC.
By:	/s/ Michael J. Noack
Name:	Michael J. Noack
Title:	Chief Servicing Officer

By:	/s/ Bruce J. Raske
Name:	Bruce J. Raske
Title:	Chief Administration and Loan Consolidation Officer